January 10, 2020	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$611,000

Notes Linked to the S&P Economic Cycle Factor Rotator Index due January 15, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek exposure to any appreciation of the S&P Economic Cycle Factor Rotator Index over the term of the notes.
•	Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on January 10, 2020 and are expected to settle on or about January 15, 2020.
•	CUSIP: 48132HLL4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$37.25	$962.75
Total	$611,000	$22,759.75	$588,240.25

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $37.25 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $960.80 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 5, 2018, underlying supplement no. 2-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The S&P Economic Cycle Factor Rotator Index (Bloomberg ticker: SPECFR6P). The Index’s component equity indices reflect the daily deduction of a notional financing cost.

Participation Rate: 155.00%

Pricing Date: January 10, 2020

Original Issue Date (Settlement Date): On or about January 15, 2020

Observation Date*: January 10, 2025

Maturity Date*: January 15, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount: The Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Index Return × Participation Rate,

provided that the Additional Amount will not be less than zero.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date, which was 393.136

Final Value: The closing level of the Index on the Observation Date

PS-1 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

The S&P Economic Cycle Factor Rotator Index

The S&P Economic Cycle Factor Rotator Index (the “Index”) was developed by S&P Dow Jones Indices LLC and J.P. Morgan Securities LLC and is calculated, maintained and published by S&P Dow Jones Indices LLC. S&P Dow Jones has granted a license to JPMorgan Chase & Co. and certain of its affiliates or subsidiaries, including JPMorgan Financial, which was previously exclusive, and JPMorgan Chase & Co. intends to renew the exclusivity of its license. The Index was established on August 16, 2016.

The Index tracks the return of a notional dynamic portfolio consisting of (a) one of four excess price return U.S. equity indices (each, an “Underlying Equity Index”) as set forth below and (b) the S&P 5-Year U.S. Treasury Note Futures Excess Return Index (the “Underlying Treasury Index”), while seeking to maintain an annualized realized volatility approximately equal to 6.0% (the “Target Volatility”).

•	Each Underlying Equity Index seeks to provide exposure to the price change, less a notional financing cost deducted on a daily basis, of U.S. companies exhibiting one of the following sets of characteristics: momentum, value, high buybacks and free cash flows, or high dividends and low volatility. On a monthly basis, the Index selects one of the four Underlying Equity Indices based on the stage of the U.S. business cycle inferred from the recent trend and average level of the Chicago Fed National Activity Index (the “CFNAI”). The CFNAI is a weighted average of 85 monthly indicators of national economic activity. See “Background on the Chicago Fed National Activity Index” in the accompanying underlying supplement for additional information about the CFNAI. Each Underlying Equity Index is an “excess price” return index because it does not reflect reinvestment of dividends and other distributions and its performance is reduced by a notional financing cost.
•	The Underlying Treasury Index seeks to track the performance of a rolling position in the 5-Year U.S. Treasury Note futures contract. The Underlying Treasury Index is an “excess return” index and not a “total return” index because it does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts. Negative roll returns associated with futures contracts may adversely affect the performance of the Underlying Treasury Index. For additional information, see “Background on the S&P 5-Year U.S. Treasury Note Futures Excess Return Index” in the accompanying underlying supplement.

To achieve this, the Index selects from four sub-indices (each, a “Sub-Index”), each tracking the return of a notional dynamic portfolio consisting of one Underlying Equity Index and the Underlying Treasury Index, while seeking to maintain an annualized realized volatility approximately equal to the Target Volatility. The relevant Underlying Equity Index and the Underlying Treasury Index are each referred to as an “Underlying Index.” The Index allocates its entire exposure to one Sub-Index based on the stage of the U.S. business cycle inferred from the recent trend and average level of the CFNAI. For additional information, see “— Allocation to a Sub-Index Based on U.S. Business Cycle Stage” below.

Under normal market conditions, each Underlying Equity Index’s realized volatility has tended to be relatively more variable than the Underlying Treasury Index’s realized volatility. Consequently, and because the Index and each Sub-Index seek to maintain an annualized realized volatility approximately equal to the Target Volatility, the Index and each Sub-Index’s methodology may be more likely to shift exposure from the relevant Underlying Equity Index to the Underlying Treasury Index during periods of relatively higher market volatility and to shift exposure from the Underlying Treasury Index to the relevant Underlying Equity Index under normal market conditions exhibiting relatively lower market volatility.

In general, equity markets have historically been more likely to outperform fixed-income markets during periods of relatively lower market volatility and to underperform fixed-income markets during periods of relatively higher market volatility. However, there can be no assurance that the Index or any Sub-Index’s allocation strategy will achieve its intended results, or that the Index or any Sub-Index will outperform any alternative index or strategy that might reference the relevant Underlying Indices. Past performance should not be considered indicative of future performance.

In any initial selection between two eligible notional portfolios, each Sub-Index (and, therefore, the Index) will select the portfolio that has the higher allocation to the Underlying Index with a higher realized volatility, as described under “The S&P Economic Cycle Rotator Index — Determining the Preliminary Portfolio of a Sub-Index for a Volatility Measure” in the accompanying underlying supplement, which generally will cause the relevant Underlying Equity Index to receive a higher allocation than if the portfolio that has the higher allocation to the Underlying Index with a lower realized volatility were selected.

Furthermore, under normal market conditions, each Underlying Equity Index’s realized volatility has tended to be significantly higher than the Underlying Treasury Index’s realized volatility. Past performance should not be considered indicative of future performance. Under circumstances where an Underlying Equity Index’s realized volatility is significantly higher than that of the Underlying Treasury Index, the performance of the relevant Sub-Index (and, therefore, of the Index) is expected to be influenced to a greater extent by the performance of the relevant Underlying Equity Index than by the performance of the Underlying Treasury Index, unless the weight of the Underlying Treasury Index is significantly greater than the weight of the relevant Underlying Equity Index.

Consequently, even in cases where the allocation to the Underlying Treasury Index is greater than the allocation to the relevant Underlying Equity Index, the relevant Sub-Index (and, therefore, the Index) may be influenced to a greater extent by the performance of

PS-2 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

the relevant Underlying Equity Index than by the performance of the Underlying Treasury Index because, under some conditions, the greater allocation to the Underlying Treasury Index will not be sufficiently large to offset the greater realized volatility of the relevant Underlying Equity Index.

The notional financing cost is intended to approximate the cost of maintaining a position in the relevant Underlying Equity Index using borrowed funds and is currently calculated as a composite rate of interest that is intended to track the overnight rate of return of a notional position in a 3-month time deposit in U.S. dollars, which is calculated by referencing the 2-month and 3-month USD LIBOR rates. LIBOR, which stands for “London Interbank Offered Rate,” is the average interest rate estimated by leading banks in London that they would be charged if borrowing from other banks without pledging any collateral or security.

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR rates to the LIBOR administrator after 2021. It is impossible to predict the impact of this announcement on LIBOR rates, whether LIBOR rates will cease to be published or supported before or after 2021, the impact of any alternative reference rates or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may affect the 2-month and 3-month USD LIBOR rates used to determine the notional financing cost during the term of the notes, which may adversely affect the Index and therefore the return on and market value of the notes. See “Selected Risk Considerations — Risks Relating to the Index — Uncertainty about the future of LIBOR may affect 2-month and 3-month USD LIBOR rates, which may adversely affect the Index and therefore the return on and the market value of the notes” below.

Allocation to a Sub-Index Based on U.S. Business Cycle Stage

On a monthly basis, the Index allocates its entire exposure to one of the four Sub-Indices based on the stage of the U.S. business cycle inferred from the recent trend and average level of the CFNAI. The CFNAI is constructed to have an average value of zero. Since economic activity tends toward a trend growth rate over time, a zero value for the CFNAI indicates that the U.S. economy is expanding at its historical trend rate of growth; negative values indicate below-average growth; and positive values indicate above-average growth. See “Background on the Chicago Fed National Activity Index” in the accompanying underlying supplement for additional information about the CFNAI.

For purposes of allocating its exposure, the Index attempts to determine the stage of the business cycle based on the recent trend and average level of the CFNAI each month in the following manner:

•	Expansion: the CFNAI 3-month average and the CFNAI 3-month change are both flat or positive, indicating that the U.S. economy is growing at an average or an above-average growth rate and that the growth rate is flat or accelerating;
•	Recovery: the CFNAI 3-month average is negative, and the CFNAI 3-month change is flat or positive, indicating that the U.S. economy is growing at a below-average growth rate (or is shrinking) and that the growth rate is flat or accelerating (or that the rate of shrinking is flat or slowing);
•	Slowdown: the CFNAI 3-month average is flat or positive, and the CFNAI 3-month change is negative, indicating that the U.S. economy is growing at an average or an above-average growth rate and that the growth rate is slowing; and
•	Contraction: the CFNAI 3-month average and the CFNAI 3-month change are both negative, indicating that the U.S. economy is growing at a below-average growth rate (or is shrinking) and that the growth rate is slowing (or that the rate of shrinking is accelerating).

If the business cycle is determined to be in Contraction immediately following a month in which it was determined to be in Recovery, the Index will determine it to be in Recovery unless and until a second consecutive month in which the CFNAI 3-month average and the CFNAI 3-month change are both negative.

The following table sets forth the Sub-Index associated with each stage of the business cycle for purposes of the Index, and the Underlying Equity Index underlying each Sub-Index.

Business Cycle Stage	Sub-Index (Bloomberg Ticker)	Underlying Equity Index
Expansion	S&P Momentum Daily Risk Control 6% Excess Return Index (SPECFM6P) (the “Momentum Sub-Index”)	S&P Momentum United States LargeMidCap (USD) Excess Return Index
Recovery	S&P Value Daily Risk Control 6% Excess Return Index (SPECFV6P) (the “Value Sub-Index”)	S&P 500® Pure Value Excess Return Index
Slowdown	S&P Buyback Daily Risk Control 6% Excess Return Index (SPECFB6P) (the “Buyback Sub-Index”)	S&P 500® Buyback FCF Excess Return Index

PS-3 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

Business Cycle Stage	Sub-Index (Bloomberg Ticker)	Underlying Equity Index
Contraction	S&P Low Volatility High Dividend Daily Risk Control 6% Excess Return Index (SPECFL6P) (the “High Dividend Low Volatility Sub-Index”)	S&P 500® Low Volatility High Dividend Excess Return Index

The S&P Momentum United States LargeMidCap (USD) Excess Return Index, the Underlying Equity Index of the Momentum Sub-Index, is designed to measure the performance of U.S. large- and mid-capitalization companies with relatively higher recent performance compared to the S&P United States LargeMidCap Index. The Index allocates to the Momentum Sub-Index when it determines the business cycle to be in Expansion in an attempt to provide exposure to companies that are moving with a strong and strengthening U.S. economy. See “Background on the S&P Momentum United States LargeMidCap Index” in the accompanying underlying supplement.

The S&P 500® Pure Value Excess Return Index, the Underlying Equity Index of the Value Sub-Index, is designed to measure the performance of stocks in the S&P 500® Index that exhibit relatively strong value characteristics (by reference to (1) book value to price ratio, (2) earnings to price ratio and (3) sales to price ratio) and relatively weak growth characteristics (by reference to EPS growth, sales per share growth and price momentum). The Index allocates to Value Sub-Index when it determines the business cycle to be in Recovery in an attempt to provide exposure to companies that may be undervalued. See “Background on the S&P 500® Pure Value Index” in the accompanying underlying supplement.

The S&P 500® Buyback FCF Excess Return Index, the Underlying Equity Index of the Buyback Sub-Index, is designed to measure the performance of 30 companies (excluding JPMorgan Chase & Co., Visa and their past or present affiliated companies) with relatively higher rates of buying back their own stock, relatively higher levels of trading activity in their stock, and relatively higher free cash flow yields, as compared to the S&P 500® Index. The Index allocates to Buyback Sub-Index when it determines the business cycle to be in Slowdown in an attempt to provide exposure to companies that are supporting their stocks through buybacks and have sufficient free cash flow to maintain this program. See “Background on the S&P 500® Buyback FCF Index” in the accompanying underlying supplement.

The S&P 500® Low Volatility High Dividend Excess Return Index, the Underlying Equity Index of the High Dividend Low Volatility Sub-Index, is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the S&P 500® Index, subject to sector and individual constituent concentration limits. The Index allocates to the High Dividend Low Volatility Sub-Index when it determines the business cycle to be in Contraction in an attempt to provide exposure to defensive companies that pay relatively higher dividends and have relatively lower volatility. Although the S&P 500® Low Volatility High Dividend Excess Return Index measures the performance of high dividend-yielding companies, the S&P 500® Low Volatility High Dividend Excess Return Index will not include any dividends paid on the securities that make up the S&P 500® Low Volatility High Dividend Excess Return Index. See “Background on the S&P 500® Low Volatility High Dividend Index” in the accompanying underlying supplement.

The S&P 5-Year U.S. Treasury Note Futures Excess Return Index seeks to track the performance of a rolling position in the 5-Year U.S. Treasury Note futures contract. See “Background on the S&P 5-Year U.S. Treasury Note Futures Excess Return Index” in the accompanying underlying supplement.

The Index is rebalanced monthly after the market close on the first business day of each month. Index allocation changes are typically announced three business days prior to the rebalancing date. The selected Sub-Index is not expected to change between rebalancings. If a Sub-Index is discontinued, the index committee may elect to discontinue representation of the affected strategy within the Index or designate a successor Sub-Index.

The Index is reported by the Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “SPECFR6P.”

See “The S&P Economic Cycle Factor Rotator Index” in the accompanying underlying supplement, as supplemented by the following, for more information about the Index.

The section entitled “The S&P Economic Cycle Factor Rotator Index — Calculation of the CFNAI 3-Month Average and the CFNAI 3-Month Change” in the accompanying underlying supplement is deemed to be deleted in its entirely and replaced by the following:

“Calculation of the CFNAI 3-Month Average and the CFNAI 3-Month Change

Each month, the Index (i) calculates the average of the three most recent monthly CFNAI values from the Federal Reserve Bank of Chicago (the “CFNAI 3-month average”) and (ii) subtracts the fourth most recent monthly CFNAI value from the most recent monthly CFNAI value (the “CFNAI 3-month change”). If restated CFNAI values are available for previous months, they will be used in the calculation of the CFNAI 3-month change. However, S&P Dow Jones will not revise previously calculated CFNAI 3-month changes from previous Index rebalancings. Prior to March 1, 2012 and since February 1, 2017, the Index uses CFNAI values and CFNAI 3-month averages that have first been rounded to the nearest 0.01. Because the CFNAI values are rounded before the CFNAI 3-month

PS-4 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

average is calculated, the CFNAI 3-month average used for purposes of the Index may be different from the CFNAI 3-month average that is published by the Federal Reserve Bank of Chicago.”

PS-5 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical payment at maturity on the notes linked to a hypothetical Index. The hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00; and
•	a Participation Rate of 155.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value	Index Return	Additional Amount	Payment at Maturity
165.00	65.00%	$1,007.50	$2,007.50
150.00	50.00%	$775.00	$1,775.00
140.00	40.00%	$620.00	$1,620.00
130.00	30.00%	$465.00	$1,465.00
120.00	20.00%	$310.00	$1,310.00
110.00	10.00%	$155.00	$1,155.00
105.00	5.00%	$77.50	$1,077.50
101.00	1.00%	$15.50	$1,015.50
100.00	0.00%	$0.00	$1,000.00
95.00	-5.00%	$0.00	$1,000.00
90.00	-10.00%	$0.00	$1,000.00
80.00	-20.00%	$0.00	$1,000.00
70.00	-30.00%	$0.00	$1,000.00
60.00	-40.00%	$0.00	$1,000.00
50.00	-50.00%	$0.00	$1,000.00
40.00	-60.00%	$0.00	$1,000.00
30.00	-70.00%	$0.00	$1,000.00
20.00	-80.00%	$0.00	$1,000.00

PS-6 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

The following graph demonstrates the hypothetical payments at maturity on the notes at maturity for a sub-set of Index Returns detailed in the table above (-50% to 50%). There can be no assurance that the performance of the Index will result in a payment at maturity in excess of $1,000.00 per $1,000 principal amount note.

How the Notes Work

Upside Scenario:

If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Index Return times the Participation Rate of 155.00%.

•	If the closing level of the Index increases 10.00%, investors will receive at maturity a return equal to 15.50%, or $1,155.00 per $1,000 principal amount note.

Par Scenario:

If the Final Value is equal to the Initial Value or is less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE UNDERLYING EQUITY INDICES WILL INCLUDE THE DEDUCTION OF A NOTIONAL FINANCING COST CALCULATED BASED ON THE RELEVANT LIBOR RATES —

This notional financing cost will be deducted daily. As a result of the deduction of the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such cost is deducted.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-7 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

One of our affiliates, JPMS, worked with S&P Dow Jones Indices LLC in developing the guidelines and policies governing the composition and calculation of the Index. Although judgments, policies and determinations concerning the Index were made by JPMS, JPMorgan Chase & Co., as the parent company of JPMS, ultimately controls JPMS. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS is under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may affect the level of the Index.

ICE Benchmark Administration calculates USD LIBOR using submissions from contributing banks, including one of our affiliates. We and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions in connection with acting as a USD LIBOR contributing bank that might affect the 2-month and 3-month USD LIBOR or the notes.

Furthermore, one of our affiliates, JPMS, is one of the primary dealers through which the Federal Reserve conducts open-market purchases and sales of U.S. Treasury and federal agency securities, including U.S. Treasury notes. These activities may affect the prices and yields on the U.S. Treasury notes, which may in turn affect the level of the Underlying Treasury Index and the level of the Index. JPMS has no obligation to take into consideration your interests as a holder of the notes when undertaking these activities.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX AND THE S&P 500® PURE VALUE EXCESS RETURN INDEX AND MAY BE INCLUDED IN THE S&P MOMENTUM UNITED STATES LARGEMIDCAP (USD) EXCESS RETURN INDEX OR THE S&P 500® LOW VOLATILITY HIGH DIVIDEND EXCESS RETURN INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the levels of the S&P 500® Index, the S&P Momentum United States LargeMidCap (USD) Excess Return Index, the S&P 500® Pure Value Excess Return Index or the S&P 500® Low Volatility High Dividend Excess Return Index.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON THE SECURITIES UNDERLYING THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES OR THE FUTURES CONTRACTS UNDERLYING THE INDEX.
•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes, the Index and the securities and futures contracts composing the Index.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

PS-8 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	THE INDEX AND THE SUB-INDICES MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGIES THAT MIGHT BE EMPLOYED IN RESPECT OF THE CFNAI AND THE UNDERLYING INDICES —

On a monthly basis, the Index allocates its entire exposure to one of four Sub-Indices, and thereby allocates its equity exposure to one of four Underlying Equity Indices, each providing exposure to U.S. companies with specified characteristics, based on the stage of the U.S. business cycle inferred from the recent trend and average level of the CFNAI. No assurance can be given that the inferred stage of the U.S. business cycle will be reflective of the actual current stage of the U.S. business cycle. Because the

PS-9 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

CFNAI is a backward-looking measure that reflects data from the preceding month, and because the Index references the 3-month average of the CFNAI, such inferred U.S. business cycle for purposes of the Index may lag behind the actual U.S. business cycle. In addition, no assurance can be given that the strategy the Index employs with respect to any U.S. business cycle stage is appropriate for that business cycle stage or will outperform any of the other strategies or any alternative investment strategy.

Each Sub-Index (and, therefore, the Index) tracks the return of a notional dynamic portfolio consisting of (a) an Underlying Equity Index and (b) the Underlying Treasury Index, while seeking to maintain an annualized realized volatility approximately equal to the Target Volatility of 6.0%). Each Sub Index (and, therefore, the Index) seeks to maintain an annualized realized volatility approximately equal to the Target Volatility by rebalancing its exposures to the relevant Underlying Indices on each day based on two measures of realized portfolio volatility: a shorter-term volatility measure and a longer-term volatility measure. Each volatility measure reflects an exponentially weighted moving average, meaning that greater weight is assigned to more recent performance and less weight is assigned to less recent performance. By seeking to maintain an annualized realized volatility approximately equal to the Target Volatility, the Index and each Sub-Index may underperform an alternative strategy that seeks to maintain a higher annualized realized volatility or an alternative strategy that does not seek to maintain a level volatility.

In addition, on each day, each Sub-Index (and, therefore, the Index) generally selects the notional portfolio identified for the volatility measure that has the lower allocation to the relevant Underlying Equity Index as the notional portfolio to be tracked by that Sub-Index (and, therefore, the Index). Each Sub-Index’s (and, therefore, the Index’s) selection of the notional portfolio with the lower allocation to the relevant Underlying Equity Index may be more likely to result in that Sub-Index (and, therefore, the Index) tracking a notional portfolio with a lower realized volatility than if that Sub-Index (and, therefore, the Index) were to select the notional portfolio with the higher allocation to the relevant Underlying Equity Index.

No assurance can be given that the investment strategies on which the Index and each Sub-Index are based will be successful or that the Index and the Sub-Indices will outperform any alternative strategies that might be employed in respect of the CFNAI and the Underlying Indices.

•	THE INDEX AND ANY Sub-Index may not approximate THE target volatility —

No assurance can be given that the Index or any Sub-Index will maintain an annualized realized volatility that approximates the Target Volatility. The actual realized volatility of the Index and of each Sub-Index may be greater or less than the Target Volatility. Each Sub-Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 6.0% by rebalancing its exposures to the relevant Underlying Indices on each day based on two measures of realized portfolio volatility. However, there is no guarantee that trends exhibited by either measure of realized portfolio volatility will continue in the future. The volatility of a notional portfolio on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Index and of each Sub-Index on a daily basis may be greater than or less than the Target Volatility, which may adversely affect the level of the Index and the value of the notes.

•	Each Sub-Index (and, therefore, the Index) may be significantly uninvested —

For each volatility measure on each day, each Sub-Index (and, therefore, the Index) seeks to identify a notional portfolio composed of the relevant Underlying Indices that has an annualized realized volatility determined for that volatility measure approximately equal to the Target Volatility of 6.0% and an aggregate weight of 100%. If a Sub-Index (and, therefore, the Index) identifies and selects such a notional portfolio for a volatility measure, but the weight of either relevant Underlying Index is greater than 100%, the weight of that Underlying Index in the notional portfolio selected for that volatility measure on that day will be 100% and, if the weight of either relevant Underlying Index is less than 0%, the weight of that Underlying Index in the notional portfolio selected for that volatility measure on that day will be 0%. In addition, if there is no such notional portfolio for a volatility measure, the relevant Sub-Index (and, therefore, the Index) selects for that volatility measure on that day the notional portfolio with the lowest realized volatility.

As a result of applying a cap and floor and in the case of selecting the notional portfolio with the lowest realized volatility, the resulting notional portfolio may be greater than or less than 6.0% for the relevant volatility measure for the relevant Sub-Index (and, therefore, the Index). If the annualized realized volatility of the notional portfolio selected for a volatility measure on any day is greater than 6.0%, that notional portfolio for the relevant Sub-Index (and, therefore, the Index) will be adjusted so that the weight of each relevant Underlying Index in that notional portfolio will be reduced proportionately to achieve a notional portfolio that has an annualized realized volatility for the relevant volatility measure of 6.0%. Under these circumstances, the aggregate weight of the Underlying Indices in that notional portfolio for the relevant Sub-Index (and, therefore, the Index) will be less than 100%.

If a Sub-Index tracks a notional portfolio with an aggregate weight that is less than 100% and if the Index has allocated its exposure to that Sub-Index, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Underlying Indices on any such day.

PS-10 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

•	Each Sub-Index (AND, THEREFORE, THE INDEX) may be more heavily influenced by the performance of the relevant Underlying Equity Index than the performance of the Underlying Treasury Index in general over time —

In any initial selection between two eligible notional portfolios, each Sub-Index (and, therefore, the Index) will select the portfolio that has the higher allocation to the Underlying Index with a higher realized volatility as described above, which generally will cause the relevant Underlying Equity Index to receive a higher allocation than if the portfolio that has the higher allocation to the Underlying Index with a lower realized volatility were selected.

Furthermore, under normal market conditions, each Underlying Equity Index’s realized volatility has tended to be significantly higher than the Underlying Treasury Index’s realized volatility. Past performance should not be considered indicative of future performance. Under circumstances where an Underlying Equity Index’s realized volatility is significantly higher than that of the Underlying Treasury Index, the performance of the relevant Sub-Index (and, therefore, the Index) is expected to be influenced to a greater extent by the performance of the relevant Underlying Equity Index than by the performance of the Underlying Treasury Index, unless the weight of the Underlying Treasury Index is significantly greater than the weight of the relevant Underlying Equity Index.

Consequently, even in cases where the allocation to the Underlying Treasury Index is greater than the allocation to the relevant Underlying Equity Index, the relevant Sub-Index may be influenced to a greater extent by the performance of the relevant Underlying Equity Index than by the performance of the Underlying Treasury Index because, under some conditions, the greater allocation to the Underlying Treasury Index will not be sufficiently large to offset the greater realized volatility of the relevant Underlying Equity Index.

Accordingly, the level of the Index and of a Sub-Index may decline if the value of the relevant Underlying Equity Index declines, even if the level of the Underlying Treasury Index increases at the same time. See also “— Changes in the values of the relevant Underlying Indices may offset each other or may become correlated in decline” below.

•	A significant portion of each Sub-Index’s exposure may be allocated to the Underlying Treasury Index —

Under normal market conditions, each Underlying Equity Index has tended to exhibit a realized volatility that is higher than the Target Volatility and that is higher than the realized volatility of the Underlying Treasury Index in general over time. As a result, each Sub-Index will generally need to reduce its exposure to the relevant Underlying Equity Index in order to approximate the Target Volatility. Therefore, each Sub-Index (and, therefore, the Index) may have significant exposure for an extended period of time to the Underlying Treasury Index, and that exposure may be greater, perhaps significantly greater, than its exposure to the relevant Underlying Equity Index. Moreover, under certain circumstances, a Sub-Index may have no exposure to the relevant Underlying Equity Index. However, the returns of the Underlying Treasury Index may be significantly lower than the returns of the relevant Underlying Equity Index, and possibly even negative while the returns of the relevant Underlying Equity Index are positive, which will adversely affect the levels of the Sub-Index and the Index and any payment on, and the value of, the notes.

•	CHANGES in the VALUE OF THE RELEVANT UNDERLYING INDICES MAY OFFSET EACH OTHER OR MAY BECOME CORRELATED IN DECLINE —

At a time when the value of one Underlying Index referenced by a Sub-Index increases, the value of the other Underlying Index referenced by that Sub-Index may not increase as much or may even decline. This may offset the potentially positive effect of the performance of the former Underlying Index on the performance of that Sub-Index. During the term of the notes, it is possible that the value of a Sub-Index may decline even if the value of one of its Underlying Indices rises, because of the offsetting effect of a decline in its other Underlying Index. It is also possible that the returns of the Underlying Indices for a Sub-Index may be positively correlated with each other. In this case, a decline in one Underlying Index would be accompanied by a decline in the other Underlying Index, which may adversely affect the performance of that Sub-Index. As a result, that Sub-Index (and, therefore, the Index) may not perform as well as an alternative index that tracks only one Underlying Index or the other.

•	THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES DAILY ADJUSTMENTS TO EACH SUB-INDEX’S NOTIONAL EXPOSURE TO ITS UNDERLYING INDICES —

Each Sub-Index is subject to daily adjustments to its notional exposure to its Underlying Indices. By contrast, a notional portfolio that is not subject to daily exposure adjustments in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the relevant Underlying Indices. Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the relevant Underlying Indices that is not subject to daily exposure adjustments. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the relevant Underlying Indices.

PS-11 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

•	THE CALCULATION OF THE NOTIONAL FINANCING COST FROM AND INCLUDING AUGUST 4, 2016 TO AND INCLUDING MAY 1, 2017 WAS BASED ON FIXED VALUES INSTEAD OF 2-MONTH AND 3-MONTH USD LIBOR RATES —

The notional financing cost is intended to approximate the cost of maintaining a position in the Underlying Equity Indices using borrowed funds and is calculated as a composite rate of interest that is intended to track the overnight rate of return of a notional position in a 3-month time deposit in U.S. dollars, which is currently calculated by referencing the 2-month and 3-month USD LIBOR rates. However, from and including August 4, 2016 to and including May 1, 2017, the notional financing cost was calculated using fixed values of 0.6111% and 0.7776% instead of the 2-month and 3-month USD LIBOR rates, respectively. Investors in the notes should bear this difference in mind when evaluating the hypothetical back-tested and historical data shown in the accompanying terms supplement.

•	THERE IS NO ASSURANCE THAT THE STRATEGY EMPLOYED BY THE S&P MOMENTUM UNITED STATES LARGEMIDCAP (USD) EXCESS RETURN INDEX WILL BE SUCCESSFUL —

The S&P Momentum United States LargeMidCap (USD) Excess Return Index, the Underlying Equity Index of the Momentum Sub-Index, is designed to measure the performance of U.S. large- and mid-capitalization companies with relatively higher recent performance compared to the S&P United States LargeMidCap Index. The S&P United States LargeMidCap Index seeks to measure the large- and mid-capitalization U.S. equity market and represents the top 85% of the float-adjusted market capitalization of the S&P United States BMI (Broad Market Index). The Index allocates to the Momentum Sub-Index when it determines the business cycle to be in “Expansion” in an attempt to provide exposure to companies that are moving with a strong and strengthening U.S. economy. There is, however, no assurance that the S&P Momentum United States LargeMidCap (USD) Excess Return Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. There is no guarantee that price trends existing in the past will continue in the future. If market conditions do not represent a continuation of prior trends, the level of the S&P Momentum United States LargeMidCap (USD) Excess Return Index may decline. In addition, the S&P Momentum United States LargeMidCap (USD) Excess Return Index is constructed pursuant to a modified market capitalization-weighting methodology. It is possible that the stock selection and weighting methodology of the S&P Momentum United States LargeMidCap (USD) Excess Return Index will adversely affect its return and, consequently, the value of the Index and of the notes.

•	THERE IS NO ASSURANCE THAT THE STRATEGY EMPLOYED BY THE S&P 500® PURE VALUE EXCESS RETURN INDEX WILL BE SUCCESSFUL —

The S&P 500® Pure Value Excess Return Index, the Underlying Equity Index of the Value Sub-Index, is designed to measure the performance of companies in the S&P 500® Index that exhibit relatively strong value characteristics (by reference to (1) book value to price ratio, (2) earnings to price ratio and (3) sales to price ratio) and relatively weak growth characteristics (by reference to EPS growth, sales per share growth and price momentum). The Index allocates to the Value Sub-Index when it determines the business cycle to be in “Recovery” in an attempt to provide exposure to companies that may be undervalued. There is, however, no assurance that the S&P 500® Pure Value Excess Return Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. The value characteristic referenced by the S&P 500® Pure Value Excess Return Index may not be accurate predictors of under-valued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the S&P 500® Pure Value Excess Return Index’s “pure value” selection methodology includes a strong bias against growth stocks, which might outperform value stocks. Furthermore, the S&P 500® Pure Value Excess Return Index is constructed pursuant to a value-based weighting methodology, in which the weights of components are proportional to the strength of their value characteristics. It is possible that the stock selection and weighting methodology of the S&P 500® Pure Value Excess Return Index will adversely affect its return and, consequently, the value of the Index and of the notes.

•	THERE IS NO ASSURANCE THAT THE STRATEGY EMPLOYED BY THE S&P 500® BUYBACK FCF EXCESS RETURN INDEX WILL BE SUCCESSFUL —

The S&P 500® Buyback FCF Excess Return Index, the Underlying Equity Index of the Buyback Sub-Index, is designed to measure the performance of 30 companies (excluding JPMorgan Chase & Co., Visa and their past or present affiliated companies) with relatively higher rates of buying back their own stock, relatively higher levels of trading activity in their stock, and relatively higher free cash flow yields, as compared to the S&P 500® Index. The Index allocates to the Buyback Sub-Index when it determines the business cycle to be in “Slowdown” in an attempt to provide exposure to companies that are supporting their stocks through buybacks and have sufficient free cash flow to maintain this program. There is, however, no assurance that stocks with a high free cash flow or with high buyback ratios will continue to have high free cash flow or high buyback ratios or that the S&P 500® Buyback FCF Excess Return Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. In addition, the S&P 500® Buyback FCF Excess Return Index is constructed pursuant to a weighting methodology in which the weights of components are proportional to their free cash flow yields. It is possible that the stock selection and weighting methodology of the S&P 500® Buyback FCF Excess Return Index will adversely affect its return and, consequently, the value of the Index and of the notes.

PS-12 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

•	THERE IS NO ASSURANCE THAT THE STRATEGY EMPLOYED BY THE S&P 500® LOW VOLATILITY HIGH DIVIDEND EXCESS RETURN INDEX WILL BE SUCCESSFUL —

The S&P 500® Low Volatility High Dividend Excess Return Index, the Underlying Equity Index of the High Dividend Low Volatility Sub-Index, is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the S&P 500® Index, subject to sector and individual constituent concentration limits. The Index allocates to the High Dividend Low Volatility Sub-Index when it determines the business cycle to be in “Contraction” in an attempt to provide exposure to defensive companies that pay relatively higher dividends and have relatively lower volatility. There is, however, no assurance that the S&P 500® Low Volatility High Dividend Excess Return Index will exhibit low volatility or provide higher risk-weighted returns than the S&P 500® Index or any other index or strategy. In addition, although the S&P 500® Low Volatility High Dividend Excess Return Index measures the performance of high dividend-yielding companies, the S&P 500® Low Volatility High Dividend Excess Return Index will not include any dividends paid on the securities that make up the S&P 500® Low Volatility High Dividend Excess Return Index. It is possible that the stock selection and weighting methodology of the S&P 500® Low Volatility High Dividend Excess Return Index will adversely affect its return (for example, by providing exposure to stocks that do not perform as well as other stocks with higher volatility or with lower dividend yields) and, consequently, the value of the Index and of the notes.

•	The Underlying Equity Indices are subject to concentration risk —

The strategy employed by each Underlying Equity Index may result in concentration to a significant degree in securities of issuers located in a single industry or sector or a small number of industries or sectors. Under these circumstances, an Underlying Equity Index may face more risks than if it were diversified broadly over numerous industries or sectors. Accordingly, each Underlying Equity Index may be more adversely affected by negative economic, political or regulatory occurrences affecting its constituents and the relevant industries and sectors than a more broadly diversified stock index.

•	The Underlying Treasury Index is subject to significant risks associated with futures contracts —

The Underlying Treasury Index tracks the returns of futures contracts. The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile and could adversely affect the level of the Underlying Treasury Index and the Index and accordingly, any payments on, and the value of, your notes.

•	UNCERTAINTY ABOUT THE FUTURE OF LIBOR MAY AFFECT 2-MONTH AND 3-MONTH USD LIBOR RATES, WHICH MAY ADVERSELY AFFECT THE INDEX AND THEREFORE THE RETURN ON AND THE MARKET VALUE OF THE NOTES —

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR rates to the LIBOR administrator after 2021.  The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed.  It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere.  At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the notes.  Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may affect the 2-month and 3-month USD LIBOR rates used to determine the notional financing cost during the term of the notes, which may adversely affect the Index and therefore the return on and market value of the notes.  Any successor or replacement interest rates may perform differently from the 2-month and 3-month USD LIBOR rates, which may adversely affect the Index and therefore the return on and the market value of the notes.

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party.

Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed

PS-13 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

with the benefit of hindsight. In addition, the selection methodologies of the S&P 500® Buyback FCF Excess Return Index and the S&P 500® Pure Value Excess Return Index reference financial information reported by the issuers of the securities that are eligible to be included in the relevant index, and the selection methodology applied with respect to any period of back-tested performance could reflect subsequent restatements or corrections of that financial information, even though those restatements or corrections would not have been available had the relevant index been calculated on a live basis. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

•	OTHER KEY RISKS:
o	THE INDEX AND THE SUB-INDICES WERE ESTABLISHED ON AUGUST 16, 2016, AND SOME OF THE UNDERLYING INDICES WERE ESTABLISHED RECENTLY, AND THEREFORE THE INDEX, THE SUB-INDICES AND THOSE UNDERLYING INDICES HAVE A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE UNDERLYING TREASURY INDEX IS AN “EXCESS RETURN” INDEX AND NOT A “TOTAL RETURN” INDEX BECAUSE IT DOES NOT REFLECT INTEREST THAT COULD BE EARNED ON FUNDS NOTIONALLY COMMITTED TO THE TRADING OF FUTURES CONTRACTS.
o	NEGATIVE ROLL RETURNS ASSOCIATED WITH FUTURES CONTRACTS MAY ADVERSELY AFFECT THE PERFORMANCE OF THE UNDERLYING TREASURY INDEX AND THE VALUE OF THE NOTES.
o	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS.
o	THE VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE CHANGES IN THE U.S. GOVERNMENT AND ECONOMY.
o	THE UNDERLYING TREASURY INDEX MAY BE AFFECTED BY CHANGES IN THE PERCEIVED CREDITWORTHINESS OF THE UNITED STATES.
o	2-MONTH AND 3-MONTH USD LIBOR RATES ARE AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE.
o	THE METHOD PURSUANT TO WHICH THE LIBOR RATES ARE DETERMINED MAY CHANGE, AND ANY SUCH CHANGE MAY ADVERSELY AFFECT THE VALUE OF THE NOTES.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

PS-14 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 3, 2014 through August 12, 2016, and the historical performance of the Index based on the weekly historical closing levels of the Index from August 19, 2016 through January 10, 2020. The Index was established on August 16, 2016, as represented by the vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on January 10, 2020 was 393.136. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Observation Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

Taxed as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note.

PS-15 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may apply to the payment on your notes at maturity, as well as to the gross proceeds of a sale or other disposition of a note prior to maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

PS-16 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” is an annual rate of 2.34%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,123.37. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
January 15, 2020 through December 31, 2020	$22.56	$22.56
January 1, 2021 through December 31, 2021	$24.06	$46.62
January 1, 2022 through December 31, 2022	$24.64	$71.26
January 1, 2023 through December 31, 2023	$25.21	$96.47
January 1, 2024 through December 31, 2024	$25.81	$122.28
January 1, 2021 through January 15, 2025	$1.09	$123.37

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of any payment that we will pay on the notes. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Taxed as Contingent Payment Debt Instruments.”

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In

PS-17 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The S&P Economic Cycle Factor Rotator Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the

PS-18 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index

effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004518/dp87527_424b2-ps3i.pdf

•	Underlying supplement no. 2-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004515/dp89175_424b2-2isp.pdf

•	Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-19 | Structured Investments Notes Linked to the S&P Economic Cycle Factor Rotator Index